Exhibit 10.2

Audit Committee Supplement

February 23, 2017

[name]
[address]

Re:	Grant of Phantom Units

Dear [name]:

I am pleased to inform you that you have been granted 10,000 Phantom Units as of the above date pursuant to the Plains All American 2013 Long-Term Incentive Plan (the "Plan"). In tandem with each Phantom Unit granted hereby you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one common unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such common unit. The terms and conditions of this grant are as set forth below.

1.
Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one common unit of PAA for each Phantom Unit) in equal 25% increments (2,500 Phantom Units per year) annually on the August Distribution Date.

2.	Subject to the further provisions of this Agreement, your DERs shall be payable in cash substantially contemporaneously with each Distribution Date.

3.
As of each vesting date, for so long as you serve on the Audit Committee of the Board of Directors (the “Audit Committee”), you shall be deemed to have automatically received a grant, evidenced hereby, of 2,500 additional Phantom Units (and tandem DERs), such that the total outstanding Phantom Units (and tandem DERs) granted by this letter shall remain 10,000.

4.	Immediately after the vesting of any Phantom Units, an equal number of DERs shall expire.

5.	Upon any forfeiture of Phantom Units, an equal number of DERs shall expire.

333 Clay Street, Suite 1600 ■ Houston, Texas 77002 ■ 713/646-4100 or 800-564-3036

6.
In the event that (i) you voluntarily terminate your service on the Audit Committee (other than for Retirement) or (ii) your service on the Board of Directors is terminated by the Board (by a majority vote of the remaining Directors) for Cause (as defined in the LLC Agreement), all unvested Phantom Units (and tandem DERs) shall be forfeited as of the date service terminates.

7.
In the event your service on the Audit Committee is terminated (i) because of your death or disability (as determined in good faith by the Board), (ii) due to your Retirement, or (iii) for any reason other than as described in clauses (i) and (ii) of paragraph 6 above, all unvested Phantom Units (and any tandem DERs) shall immediately become nonforfeitable, and shall vest (or, in the case of DERs, be paid) in full as of the next following Distribution Date. Upon such payment, the tandem DERs associated with the Phantom Units that are vesting shall expire.

8.	In the event of a vesting under paragraph 7 above, the provisions of paragraph 3 above shall no longer be operative.

9.
For the avoidance of doubt, to the extent the expiration of a DER relates to the vesting of a Phantom Unit on a Distribution Date, the intent is for the DER to be paid with respect to such Distribution Date before the DER expires.

As used herein, (i) “Company” refers to PAA GP Holdings LLC, (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day), (iii) “Board of Directors” or “Board” means the Board of Directors of the Company, and (iv) “Retirement” means you have provided the Chairman of the Board of the Company with written notice indicating that (a) you have retired (or will retire within the next sixty days) from full-time employment and from service as a director of the Company, and (b) excluding director positions held by you at such time, you do not intend to serve as a director of any other public company.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the "Partnership Agreement") or the Third Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC, as amended (the “LLC Agreement”). By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan, the Partnership Agreement and the LLC Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death. Please execute and return a copy of this grant letter to me and retain a copy for your records.

Plains All American Pipeline, L.P.

By: PAA GP LLC

By: Plains AAP, L.P.

By: Plains All American GP LLC

By: Plains GP Holdings, L.P.

By: PAA GP Holdings LLC

By:	____________________________________

Name:	Richard McGee

Title:	Executive Vice President

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

___________________________________
[name]

No. of Phantom Units: 10,000

Dated: ______________________________